Exhibit 10.35

Confidential

EXECUTIVE EMPLOYMENT AGREEMENT

I, Wes Champion, hereby agree to be employed by Premier Healthcare Solutions, Inc., a Delaware corporation with its principal places of business in Charlotte, North Carolina, Washington, D.C., and Ft. Lauderdale, Florida (“Premier” or the “Company”), and Premier hereby agrees to employ me, subject to the following terms and conditions.

WHEREAS, Premier, Inc., Premier Healthcare Solutions, Inc. and Premier Purchasing Partners, L.P. are currently contemplating a reorganization pursuant to which Premier Healthcare Solutions, Inc. and Premier Purchasing Partners, L.P. would become direct or indirect subsidiaries of Premier, Inc., and Premier, Inc. will engage in an initial public offering of Class A Common Stock (the reorganization and initial public offer for which is collectively referred to herein as the “Reorganization”);

WHEREAS, I am currently employed as Senior Vice-President Premier Performance Partners of the Company in accordance with the terms of an Employment Agreement entered into by and between me and the Company’s predecessor entity dated February 2, 2007, if and as amended (the “Prior Employment Agreement”);

WHEREAS, in connection with the Reorganization, Premier desires to enter into an employment agreement with me, and I wish to enter into such employment on the basis set forth in this Agreement.

NOW, THEREFORE, in exchange for the promises and mutual covenants contained in this Agreement, the parties, intending legally to be bound, agree as follows:

1.                                      EMPLOYMENT

1.1                               Job Duties.  I agree to devote my full professional time, attention and best efforts to the performance of my employment duties with Premier and/or its Related Companies (as defined in Section 6.2).  I shall perform the duties and responsibilities customary to my position(s) with Premier and/or its Related Companies and as assigned to me from time to time.  Effective beginning as of the Effective Date (as defined below), my initial position with Premier shall be as Senior Vice-President Premier Performance Partners.  Premier and I, however, agree that this Agreement is effective only upon the consummation of the Reorganization (the “Effective Date”) and shall be void ab initio and of no force or effect whatsoever unless and until such transactions are consummated.

1.2                               Salary and General Benefits.  During my employment at Premier effective beginning as of the Effective Date, Premier will: (a) compensate me for my services at a base rate determined by Premier from time to time, and (b) allow me to participate in the deferred compensation, other retirement plans, and employee benefit plans from time to time in effect generally for Premier or a “Related Company’s” (as defined in Section 6.2) similarly situated employees, subject to the terms and conditions of such plans and as they may be instituted, modified or terminated from time to time.  My initial base salary effective beginning as of the Effective Date shall be $20,352.95 per semi-monthly pay period (equivalent to $488,471 annually), less applicable withholdings.  If the base salary is increased, such increased amount shall thereafter become the “base salary” under this Agreement.

1.3                               Annual Incentive Plan.  During my employment with Premier effective beginning as of the Effective Date, I shall participate in any annual incentive plan sponsored by Premier or a “Related Company” (as defined in Section 6.2) (the “Annual Plan”) applicable to me or other similarly situated senior executive level employees, in accordance with the terms and conditions of such Annual Plans as they may be established, modified, changed, replaced or terminated from time to time.  My target incentive opportunity in the Annual Plan for FY 2014 (July 1, 2013 — June 30, 2014) will be 55% of my plan year earnings as defined in the Annual Plan.

1.4                               Ending Long-Term Incentive Plan.  During my employment with Premier effective beginning as of the Effective Date, Premier shall provide me with my eligible payments as a participant under the long-term incentive compensation program sponsored by Premier or a “Related Company” (as defined in Section 6.2) that expired effective June 30, 2013 (the “2013 LTIP”) in accordance with the terms and conditions of such plan, as it may be established, modified, changed, replaced or terminated from time to time.

1.5                               Equity.   As additional consideration for entering into this Agreement, during my employment with Premier effective beginning as of the Effective Date, and provided I sign the applicable award agreements within the time period required and am employed by Premier at the time of related equity awards, I shall be eligible to participate in the Premier, Inc. 2013 Equity Incentive Plan and any other equity-based or cash-based long-term incentive compensation plan applicable to me or other similarly situated senior executive level employees in accordance with terms and conditions of such plans as they may be established, modified, changed, replaced or terminated from time to time.  In connection with such equity participation, and provided the conditions outlined above in this Section 1.5 are met, I shall be initially awarded / issued, effective as of the Effective Date: (a) restricted stock unit award shares; (b) target performance shares of Premier, Inc.’s Class A common stock, with the potential to earn up to 150% of target based on performance; and (c) non-qualified stock options to purchase  shares of Premier, Inc.’s Class A common stock, in amounts as described and set forth in Annex B.  All such restricted stock units, target performance shares and stock options will vest and be awarded / issued in accordance with the terms of the applicable award agreements and the Premier, Inc. 2013 Equity Incentive Plan, as such plans and award agreements may be established, modified, changed, replaced or terminated from time to time.

1.6                               Term.  I agree that my employment with Premier shall be “at-will”, such that I may resign at any time for any reason and Premier may terminate my employment at any time for any reason, subject to my and Premier’s post-employment rights and obligations under this Agreement.  The at-will nature of my employment may be altered only be a written agreement signed by a duly authorized Premier official.  In addition, notwithstanding the provisions of this Section 1.6 or Section 2 below, I agree that upon the termination or end of my employment with Premier for any reason, I shall resign and do resign from all positions as an officer, director and employee of Premier and Premier’s Related Companies (as defined in Section 6.2), with such resignations to be effective upon the termination or end of my employment with Premier.

2.                                      SEVERANCE PROTECTIONS

2.1                               Severance Pay.  If my employment with Premier under this Agreement ends at any time due to a Termination Without Cause (as defined below), then Premier will provide me with 12 months of my then current base salary as severance (the “Severance Pay”), subject to the terms in this Section 2.  In order to be eligible for such Severance Pay, I must sign within 45 days of receipt from Premier and not revoke a full and general release (the “Release”) of any and all claims that I have or may have against Premier, its Related Companies (as defined in Section 6.2) and such entities’ past and then current officers, directors, shareholders, owners, members, agents and employees relating to all matters, to be prepared by Premier at that time.  In addition, if I violate any of my post-employment obligations under this Agreement in Sections 4-6, then my right to any Severance Pay shall immediately cease and be forfeited.

2.2                               Termination Without Cause.  For purposes of this Agreement, “Termination Without Cause” means any termination of my employment by Premier for any reason other than retirement, early retirement, death, “Disability” or “Termination for Just Cause”.  In addition, my resignation shall be deemed a Termination Without Cause by Premier if I resign my employment with Premier and all its Related Companies (as defined in Section 6.2) within twenty-four (24) months following a “Change in Control” (as defined below) due to the following events without my written consent:

(a)                                 a material reduction in my position, responsibilities or status, or a change in my title resulting in a material reduction in my responsibilities or position with Premier, but excluding for this purpose: (i) any suspensions, removals, duty reassignments, duty limitations or other actions set forth and allowed in Section 2.3; and (ii)  any such reductions or changes made in good faith to conform with applicable law or generally accepted industry standards for my position;

(b)                                 a reduction in my base salary (unless such percentage deduction is effectively made across the board for all other senior executives of Premier);

(c)                                  the relocation of me to a location outside a fifty (50) mile radius of my primary office location on the date of this Agreement (Charlotte, NC); provided, however that relocation of me to Premier’s current or future headquarters location (with or without my consent) shall not constitute a resignation by me that can be deemed a Termination Without Cause; or

(d)                                 a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 30 days after a merger, consolidation, sale or similar transaction.

For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in Section 13.3 (or subsequent applicable sections, if and as later amended) of the Premier, Inc. 2013 Equity Incentive Plan, as it may be established, modified, changed or replaced from time to time.

Premier and I further agree that for my resignation to constitute Termination Without Cause, in addition to providing at least ninety (90) days advance written notice of resignation to Premier, I must provide written notice to the President and Chief Executive Officer of Premier (the “Company CEO”) of my intent to resign within ninety (90) days of one of the triggering events outlined in subsections (a) — (d) of this provision.  Further, Termination Without Cause shall not mean or include resignation by me for subsections (a) — (d) of this provision for any isolated, insubstantial or inadvertent reason not taken in bad faith if cured or remedied promptly by Premier, if such cure is possible, within no more than thirty (30) calendar days of receiving my notice.

2.3                               Termination For Just Cause.  For purposes of this Agreement, “Termination for Just Cause” means termination of my employment by Premier as the result of: (a) commission or omission of any act of dishonesty, embezzlement, theft, misappropriation or breach of fiduciary duty by me in connection with my employment with Premier; (b) any conviction, guilty plea or plea of nolo contendere by me for any felony, a misdemeanor in which fraud and dishonesty is a material element, or a crime of moral turpitude, that is likely to result in  incarceration if later sentenced (if the Company CEO or Chair of the Board of Directors of Premier, Inc. (the “Board Chair”)) deem in his or her absolute discretion that such conviction or plea may have a significant adverse effect upon Premier or upon my ability to perform under this Agreement); (c) willful action or willful inaction with respect to my performance of my employment duties that constitutes a violation of law or governmental regulations or that causes Premier or its Related Companies (as defined in Section 6.2) or affiliated entities to violate such law or regulation; (d) a material breach of any securities or other law or regulation or any Premier or Related Company policy governing inappropriate disclosures or “tipping” related to (or the trading or dealing of) securities, stock or investments; (e) failure to reasonably cooperate or interference with a Premier-related investigation; (f) willful violation by me of Premier’s or its Related Companies’ lawful material policies, rules and procedures, including but not limited to Premier and its Related Companies’ Code of Conduct and Conflict of Interest policies; (g) the regulatory, governmental or administrative suspension, removal or prohibition of me as defined in this Section below; (h) willful misconduct, willful insubordination or willful refusal or unwillingness to carry out or follow specific lawful, reasonable directives, duties or assignments established or given by the Company CEO or the Board of Directors of Premier, Inc. (the “Board”) from time to time in accordance with this Agreement; (i) willful inattention to or dereliction of duty by me with respect to the business affairs of Premier or its Related Companies to which I am assigned material responsibilities or duties that is materially harmful to the business or reputation of Premier; (j) the breach of or failure to perform the obligations set forth in Sections 3 and/or 5-7 of this Agreement by me; (k) the prospective breach of the obligations set forth in Sections 3 and/or 5-7 of this Agreement by me; or (l)  the breach or prospective breach or failure to perform the obligations set forth in Section 4 of this Agreement that is either willful or materially harmful to the business or reputation of Premier.

(i)                                     Premier and I, however, agree that “Termination For Just Cause” shall not mean or include termination of my employment by Premier pursuant to subsection (i) or (k) as a result of an isolated, insubstantial and inadvertent action not taken by me in bad faith and which is remedied promptly by me, if such cure is possible, within no more than thirty (30) days after receipt of notice from the Company CEO or Board Chair or their authorized agents of such performance issue(s).  Premier and I further agree that “Termination for Just Cause” shall not mean or include termination of my employment by Premier pursuant to subsections (j) or (l) as result of an isolated, insubstantial and inadvertent action not taken by me in bad faith and which is remedied promptly by me, if such cure is possible, within no more than ten (10) days after receipt of notice from the Company CEO or Board Chair or their authorized agents of such performance issue(s).

(ii)                                  Premier and I agree that my general failure to meet the performance objectives, milestones and goals established or given by the Company CEO or the Board from time to time shall not constitute grounds for “Termination for Just Cause”.  Further, for purposes of this definition only, no act or failure to act by me shall be deemed “willful” if: (A) done or omitted to be done by me in good faith and with the reasonable belief that my act or omission was in the best interest of Premier and consistent with Premier and its Related Companies’ policies and applicable law; (B) based on and consistent with instructions pursuant to a resolution duly adopted by the Board; or (C) based on and consistent with the advice of Premier counsel.

(iii)                               Notwithstanding the above and Section 2.2, Premier and I also acknowledge and agree that:

(A)                               If I am suspended and/or temporarily prohibited from participating in the conduct of the affairs of Premier and/or its Related Companies or affiliated entities by a regulatory, governmental or administrative notice served under federal or state law, the obligations of Premier under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed or withdrawn, Premier may in its discretion, upon approval by the Board, pay me all or part of the compensation withheld while its contract obligations were suspended and/or reinstate in whole or in part any of its obligations that were suspended.  My vested rights shall not otherwise be affected by this provision.

(B)                               If I am permanently removed and/or prohibited from participating in the conduct of the affairs of Premier and/or its Related Companies or affiliated entities by applicable federal, state or other regulatory, governmental or administrative order or action, all obligations of Premier under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

(iv)                              In addition, Premier and I agree that without expressly or constructively terminating this Agreement under this Section 2.3 or Section 2.2, Premier may place me  on temporary leave with pay, temporarily exclude me from any premises of Premier, its Related Companies and affiliated entities and/or temporarily reassign my duties with Premier and/or its Related Companies during any pending Premier investigation or disciplinary action involving me and/or my potential “Termination for Just Cause”.  Premier and I further agree such authority shall be invoked only in exceptional circumstances when the Company CEO and General Counsel determine that such action is in the best interests of the Company.

2.4                               Disability.   “Disability” means my inability to perform the essential functions and duties of my position with Premier, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or that is to last or can be expected to last for a continuous period of not less than twelve months, as determined under the long-term disability plan sponsored by Premier or a Related Company (as defined in Section 6.2) in which I participate.

Premier and I further agree that without expressly or constructively terminating this Agreement under this Section or Sections 2.1-2.3, Premier may designate another employee to act in my place during any period of my Disability that extends over ninety (90) consecutive calendar days or an aggregate of ninety (90) calendar days during any three hundred and sixty five (365) consecutive calendar day period.  Notwithstanding whether any such designation is made, I shall continue to receive my full base salary and other compensation, incentives and benefits under this Agreement (offset by any Company-paid short-term disability and/or long-term disability plan payments) during any period of Disability during my employment with Premier.

2.5                               Severance Details.  Any Severance Pay shall: (a) be at the base salary rate in effect at the time of my Termination Without Cause, (b) be paid over time in the form of salary continuation for the 12 month period following the end of my employment with Premier in accordance with Premier’s regular payroll practices, and (c) be less applicable withholdings.  Except as otherwise provided in Section 8.3(c) of this Agreement, and contingent on my execution and non-revocation of a release as described in Section 2.1, the first installment of the Severance Pay will be on the sixtieth (60th) day following the effective date of my Termination Without Cause and will include Severance Pay for the period from the end of my employment with Premier through the first installment payment date.  The remaining installments will continue thereafter for the remainder of the 12 month period following the end of my employment with Premier.

In the event of any termination of my employment entitling me to any Severance Pay under this Agreement, and provided I abided by Section 3 and continue to abide by the non-competition, non-interference, confidentiality and other requirements set forth in Sections 4-6, I shall be under no obligation to seek other employment and there shall be no offset against amounts due me under this Agreement on account of any compensation attributable to any subsequent employment that I may obtain.

3.                                      CONFLICTS OF INTEREST

3.1                               Conflicts of Interest.  During my employment with Premier, I shall not: (a) engage in any outside business activity without written authorization from my supervisor at Premier; (b) in any way compete with Premier; or (c) engage in any conduct intended to or reasonably expected to harm the interests of Premier.  I also agree to comply with the terms of Premier’s Code of Conduct and Conflict of Interest policies, including but not limited to all terms relating to the divestiture or transfer to a blind trust of any equity interest that I may hold in participating vendors, as defined in such policies.  Notwithstanding the foregoing, I may engage in personal investment activities and charitable work that do not interfere with my duties for Premier and do not violate Premier’s Code of Conduct or Conflict of Interest policies.

4.                                      CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

4.1                               Confidentiality.  Except to the extent the use or disclosure of any Confidential Information (as defined below) is required to carry out my assigned duties with Premier, I agree that during my employment with Premier under this Agreement and for a period of 5 years thereafter, I will not: (a) disclose any Confidential Information to any person not employed by Premier; or (b) use for myself or for any other person or entity any Confidential Information. This provision, however, shall not preclude me from: (i) the use or disclosure of information known generally to the public (other than as a result of my violation of this Agreement); or (ii) any disclosure required by law or court order, by any governmental entity having regulatory authority over the business of the Company, or by any administrative or legislative body (including a committee thereof) with jurisdiction to order me to divulge, disclose or make accessible such information, provided I provide Premier prompt written notice of any potential disclosure under this subsection (ii) within forty-eight (48) hours of my receipt of the request for disclosure or my election to disclose such information under this subsection (ii), whichever is earliest, to the fullest extent permitted by applicable law.

4.2                               Confidential Information.  “Confidential Information” means all confidential or proprietary information furnished to, obtained by or created by me while employed by Premier related to Premier or its business that could be used to compete against or otherwise harm Premier.  Confidential Information includes, but is not limited to, such information in the following categories: (a) information regarding Premier’s affiliates and customers, including affiliate / customer lists, contact information, contracts, billing histories, affiliate/customer preferences, and information regarding products or services provided by Premier to such entities; (b) non-public financial information concerning Premier, including commissions and salaries paid to employees, sales data and projections, forecasts, cost analyses, and similar information; (c) plans and projections for business opportunities for new or developing business of Premier, including marketing concepts and business plans; (d) Premier Intellectual Property (as defined below), software, source and object codes, computer data, research information and technical data; (e) information relating to Premier’s services, products, prices, costs, research and development activities, service performance, operating results, pricing strategies, employee lists or personnel matters; and (f) Premier information regarding sources and methods of supply, including supply agreements, supply terms, product discounts and similar information.

4.3                               Return of Property.  I agree that all materials, documents and data obtained or prepared by me in the course and scope of my employment with Premier are the property of Premier.  I also agree that all Confidential Information is the property of Premier.  As such, I agree that I will return to Premier when requested, and in any event prior to my last day of employment with Premier, all materials, documents, information, data and other property belonging to Premier in my possession or control, regardless of how stored or maintained and including all originals and copies.

4.4                               Intellectual Property.  I hereby assign and agree in the future to assign to Premier my full right, title and interest in all Intellectual Property (as defined below).  In addition, all copyrightable works that I create during my employment with Premier shall be considered “work made for hire” and shall be owned exclusively by Premier.  “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement made, conceived or first reduced to practice by me, solely or jointly with others, during my employment with Premier.  However, “Intellectual Property” shall not apply to any invention that I develop on my own time, without using the equipment, supplies, facilities or trade secret information of Premier, unless such invention relates at the time of conception or reduction to practice to: (a) the business of Premier, (b) the actual or demonstrably anticipated research or development of Premier, or (c) any work performed by me for Premier.

5.                                      NON-COMPETE  AND NON-INTERFERENCE / RAIDING

5.1                               Non-Compete.  For a period of 12 months following my last day of employment with Premier, I agree not to: (a) perform in the Prohibited Territory (as defined below) any services for a competitor of Premier that are the same as or substantially similar to the services I performed for Premier at any point during my last 12 months as a Premier employee; or (b) engage, within the Prohibited Territory, in any aspect of the Business (as defined below) that I was involved with on behalf of Premier at any time during the last 12 months of my employment with Premier.  “Prohibited Territory” means: (i) the continental United States, which I acknowledge is the area that I am to assist Premier to engage in its business; and/or (ii) the States that I assisted Premier to engage in its business during my last 12 months

as a Premier employee. The “Business” means the business engaged in by Premier as of my last day of employment with Premier.   Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a public company shall not by itself violate the terms of this Section 5.1.

5.2                               Non-Interference With Restricted Customers.  For a period of 12 months following my last day of employment with Premier, I agree that I will not: (a) call upon, solicit, cause or attempt to cause any Restricted Customer (as defined below) to not do business with Premier or to reduce, modify or transfer any part of its business with Premier; (b) call upon, solicit, cause or attempt to cause any Restricted Customer to do business with a competitor of Premier; (c) sell or provide any services or products to any Restricted Customer that are competitive with or a replacement for Premier’s services or products; and/or (d) as an employee, agent, partner, director, consultant, or in any other capacity assist any person or entity to engage in any of the conduct described in subsections (a) - (c) of this Section.  Notwithstanding the preceding, if I become an employee of a Restricted Customer after my employment with Premier ends, then this subsection shall not limit my communications or activities with that particular Restricted Customer while I am employed by that Restricted Customer, provided that: (i) as part of my services with or for such Restricted Customer, I do not engage in activities or directly assist others to engage in activities that compete with Premier in the Business or otherwise violate Section 5.1; and (ii) I abide by the confidentiality and non-raiding of employees obligations set forth in this Agreement.

“Restricted Customer” means: (A) a Customer (as defined below) for which I earned or was paid incentive pay at any point during my last 12 months as a Premier employee; (B) a Customer with which I worked or for which I supervised Premier’s work at any point during my last 12 months as a Premier employee; (C) a prospective Customer that I contacted or for which I supervised contact at any point during my last 12 months as a Premier employee; and/or (D) a current or prospective Customer about which I obtained Confidential Information at any point during my last 12 months as a Premier employee.  “Customer” means a Premier customer, partner hospital, member or affiliated health care organization.

5.3                               Non-Interference With Restricted Suppliers.  For a period of 12 months following my last day of employment with Premier, I agree that I will not solicit, cause or attempt to cause any Restricted Supplier (as defined below) to not do business with Premier or to reduce, modify or transfer any part of its business with Premier.  “Restricted Supplier” means any supplier of goods or services to Premier:  (a) with which I had dealings; (b) for which I supervised or assisted in Premier’s dealings; and/or (c) about which I obtained Confidential Information, all at any point during my last 36 months as a Premier employee.

I further agree that in the event I am later employed by a non-group purchasing organization medical supplier following my employment with Premier, I will recuse myself for a period of 12 months following my last day of employment with Premier from any consideration of decisions or other communications or discussions that would result in the termination of a contract, discontinuance of business, or reduction of business with or amounts paid to Premier involving the products or services that my new employer supplies Premier.  I further expressly acknowledge and agree that as part of my post-employment confidentiality commitments to Premier, I cannot and will not use any confidential Premier pricing, contract or other supplier-related information obtained during my employment with Premier in connection with any supply contract or other negotiations between Premier and my new non-group purchasing organization medical supplier employer, if applicable, or to obtain a competitive advantage against or otherwise harm Premier or its affiliated entities.

5.4                               Non-Raiding of Employees.  During my employment with Premier under this Agreement and for a period of 18 months following my last day of employment with Premier, I agree not to on my own behalf or on behalf of any other entity: (a) hire or engage as an employee or as an independent contractor any then current employee of Premier with whom I worked or about whose work I was familiar during my employment with Premier (each a “Restricted Employee”); and/or (b) solicit, encourage or cause or attempt to solicit, encourage or cause any Restricted Employee to leave his or her employment with Premier.

6.                                      REASONABLENESS OF RESTRICTIONS

6.1                               Reasonableness.  I have carefully read and considered the provisions of this Agreement and, having done so, agree that the restrictions set forth in it are fair, reasonable, and necessary to protect Premier’s legitimate business interests, including its trade secrets, Confidential Information and goodwill with Premier’s customers, suppliers and employees.  In addition, I acknowledge and agree that the restrictions in this Agreement do not unreasonably restrict or affect my ability to obtain employment should my employment with Premier end.  Thus, although Premier and I acknowledge and agree that I retain the right to contest the application or interpretation of Sections 3-5 of this Agreement to particular facts/circumstances, I agree not to contest the general validity or enforceability of Sections 3-5 before any court, arbitration panel or other body.

Further, I agree that I shall notify any prospective employer, entity or individual with whom I seek to be employed or provide independent contractor services of the non-competition, non-interference, confidentiality and other requirements set forth in Sections 3-5 of this Agreement during the applicable term for each, and the Company may likewise provide such notice during the same period to any prospective employer, entity or individual with whom I seek to be employed or provide independent contractor services.

6.2                               Related Companies.   For purposes of the restrictions and commitments in Section 3 (Conflicts of Interest), 4 (Confidential Information and Intellectual Property), 5 (Non-Compete and Non-Interference) and 6.1 (Reasonableness), “Premier” or the “Company” shall mean: (a) the Company as defined in the Recitals to this Agreement; and; (b) any “Related Company” (as defined below) or successor of Premier for or with whom I performed or supervised any services at any time during the last 12 months of my employment with Premier.

“Related Company” means (a) any Premier parent company, subsidiary company, sister company or joint venture, or related subsidiary company of such entities; and/or (b) any “parent corporation” with respect to Premier within the meaning of Section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”), any “subsidiary corporation” with respect to Premier within the meaning of Code Section 424(f) but substituting the phrase “20 percent” for the phrase “50 percent” each place it appears in that section, and  any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, beginning with the corporation or other entity in which Premier has a controlling interest.  For this purpose, “controlling interest” shall have the same meaning as in Treasury Regulations Section 1.409A-1(b)(5)(E)(1) (or any successor provision) but substituting the phrase “at least 20 percent” for the phrase “at least 50 percent” each place it appears in that section.

7.                                      OBLIGATIONS CONCERNING PRIOR BUSINESS RELATIONSHIPS

7.1                               Former Employment/Engagements.  I represent and warrant to Premier that: (a) as of the Effective Date of this Agreement, I am not working for or engaged by any other person or entity as an employee, independent contractor or consultant; and (b) I have provided Premier with a copy of any and all agreements with third parties that may limit or attempt to limit my right to be employed by Premier or its Related Companies (as defined in Section 6.2), to perform any activities for Premier or a Related Company, or to disclose to Premier or a Related Company any ideas, inventions, discoveries or other information.

7.2                               No Disclosure or Use of Confidential Information of Others.  I represent and warrant to Premier that I have not brought and will not bring with me to Premier or use in the performance of my duties for Premier any materials, data, software, technology, trade secrets, intellectual property, confidential or proprietary information, or documents belonging to a third party that are not generally available to the public, unless I have obtained written authorization to do so from the third party and provided Premier with a copy of it.  I understand and agree that, in my employment with Premier, I am not to breach any obligation of confidentiality that I have to former employers or other third parties, and I agree that I shall fulfill all such obligations during my employment with Premier.  I further agree that I shall not disclose to Premier or its Related Companies (as defined in Section 6.2) or seek to induce such entities to use any confidential information or trade secrets belonging to a third party.

8.                                      GENERAL PROVISIONS

8.1                               General Notification and Breach.  Through and up to the conclusion of the 12-month restricted period set forth in Sections 5.1-5.3, I shall give notice to Premier of each new business activity I plan to undertake, at least seven (7) calendar days prior to beginning any such activity, including but not limited to work as an employee or independent contractor.  Such notice shall state the name and address of the person or entity for whom such activity is undertaken and the nature of my business relationship(s) and position(s) with such person or entity.  I shall provide Premier with such other pertinent information concerning such business activity as Premier may reasonably request in order to determine my compliance with my obligations under Sections 4-6 of this Agreement.

I acknowledge that my breach of this Agreement, particularly Sections 3-6, will cause immediate and irreparable damage to Premier and its Related Companies and that such damages will be exceedingly difficult to measure in full.  Therefore, I acknowledge that the payment of damages in an action at law for breach of this Agreement would not adequately compensate Premier or its Related Companies for the damages suffered.  In addition, the short duration of the covenants contained in this Agreement makes essential the enforcement of this Agreement by injunctive relief.  Premier and I therefore agree that this Agreement may be enforced through temporary, preliminary and permanent injunctive relief, and that all other available remedies at law or in equity including, but not limited to, money damages, may be pursued for breach of this Agreement.

Moreover, I agree that, in addition to any other remedies available to Premier and/or its Related Companies by operation of law or otherwise, if I breach of any of the obligations contained in Sections 3-6, I shall: (a) forfeit at the time of the breach the right to any additional Severance Pay under Section 2 of this Agreement; (b) forfeit the right to all further unpaid / unawarded, amounts that may otherwise be payable under the terms of any Annual Plan, the 2013 LTIP, the 2013 Equity Incentive Plan or any other equity or incentive compensation plan in which I participates and to which I might otherwise then be entitled by virtue thereof at the time of the breach, if any, notwithstanding any provisions of this Agreement or such plans or programs to the contrary; and (c) be required to refund to Premier and its Related Companies, and Premier and its Related Companies shall be entitled to recover of me, the amount of any and all such Severance Pay, Annual Plan, 2013 LTIP, 2013 Equity Incentive plan, or other equity or incentive plan pay or awards already paid or provided to or on behalf of me by Premier and/or its Related Companies (as defined in Section 6.2) following the initial breach, if any, notwithstanding any provisions of this Agreement or such plans or programs to the contrary.

In addition, Premier and I agree that the prevailing party in any legal action to enforce the terms of this Agreement, including but not limited to Sections 3-6, shall be entitled to costs and attorneys’ fees related to any such proceeding as allowed by law.  Further, the time period for the covenants in Sections 4-6 shall be tolled during any period of time in which I am violating those Sections.  The restrictions and obligations in Sections 4-6 shall survive my last day of employment with Premier and shall be in addition to any restrictions imposed on me by statute, at common law, or other agreements.  The restrictions and obligations in Sections 4-6 shall continue to be enforceable regardless of whether there is a subsequent dispute between me and Premier concerning any alleged breach of this Agreement.

8.2                               Judicial Modification and Severability.  If a court determines that any provision of this Agreement is invalid, then Premier and I request that the court “blue-pencil” or otherwise modify such provision in order to render the provision not invalid and enforce the provision as modified.  In such a case, all other provisions contained in this Agreement shall remain in full force and effect.  In addition, each provision of this Agreement is severable from each other provision.

8.3                               Section 409A.

(a)                                 Section 409A Compliance.  Premier and I intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) will be compliant with Section 409A.  If Premier shall determine that any provision of this Agreement does not comply with the requirements of Section 409A, Premier shall amend the Agreement to the extent necessary (including retroactively) in order to comply with Section 409A (which amendment shall not reduce the amounts payable to me under this Agreement).  Premier shall also have the discretionary authority to take such other actions to correct any failures to comply in operation with the requirements of Section 409A.  Such authority shall include the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement (but not the amounts payable to me under this Agreement) if Premier determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit (or portion thereof) under this Agreement or the plans referenced herein shall be deemed not to comply with Section 409A, then Premier and its Related Companies, the Board and Compensation Committee of the Board, and Premier, Inc. and its Related Companies’ shareholders, owners, board members, officers, employees, and their designees and agents shall not be liable to me in any way.  However, if and to the extent I incur any Section 409A related excise taxes, penalties or interest charges as a result of the Company’s breach of this Agreement not otherwise consented to by me in writing (e.g., with respect to payment timing), then Premier shall reimburse me in full for the amount of such excise taxes, penalties and interest charges so that I am restored to the same position in which I would have been had Premier’s breach not occurred.

(b)                                 Separation From Service.  Notwithstanding anything in this Agreement to the contrary, no separation benefits, if applicable, deemed deferred compensation subject to Section 409A shall be payable pursuant to this Agreement unless my separation from employment constitutes a “separation from service” with Premier within the meaning of Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”).

(c)                                  Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if I am deemed by Premier at the time of my Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which I am entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of my benefits shall not be provided to me prior to the earlier of (1) the expiration of the six-month period measured from the date of my Separation from Service or (2) the date of my  death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 8.3(c) shall be paid in a lump sum to me, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(d)                                 Expense Reimbursements.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to me pursuant to this Agreement shall be paid to me no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and my right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)                                  Installments.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), my right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

8.4                               Tax Penalty Protection.  Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by me in connection with a “change in ownership or control” (as such term is defined under Section 280G of the Code — a “Change in Control”) or the termination of employment (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with Premier or its subsidiaries and affiliates (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by me shall exceed the net after-tax benefit that would be received by me if no such reduction was made.  Whether and how the limitation under this Section is applicable shall be determined under the Section 280G Rules set forth in Annex A hereto.

8.5                               Incentive-Based Compensation Clawback.  In accordance with the terms and conditions of Premier, Inc.’s and the Company’s Compensation Recoupment Policy as such policy may be established, modified, changed, replaced or terminated from time to time by Premier, Inc. in its sole discretion to comply with listing exchange / service rules and regulations and/or other applicable regulatory requirements, I agree to repay any incentive or other compensation paid or otherwise made available to me by Premier or its Related Companies (as defined in Section 6.2), as required by the terms of such policy.  If I fail to return such compensation as required by the terms of the Compensation Recoupment Policy and/or applicable law, I hereby agree and authorize Premier and its Related Companies to, among other things as set forth in the policy: (a) deduct the amount of such identified compensation from any and all other compensation owed to me by Premier and/or is Related Companies; and/or (b) adjust and reduce future compensation to me.  I acknowledge that Premier may take appropriate disciplinary action (up to, and including, Termination For Just Cause) if I fail to return / repay such identified compensation within the timeframe required by the Compensation Recoupment Policy.  Further, Premier and I agree that the provisions of this Section 8.5 shall remain in effect for the period required by applicable law.

8.6                               Indemnification.  Premier and I have entered into (or shall enter into concurrent with this Agreement) a separate indemnity agreement, consistent with Premier, Inc.’s certificate of incorporation, by-laws and other corporate governance documents; provided that the entry into such an agreement shall not be a condition precedent to my right to be indemnified by Premier as provided in such corporate governance documents.  In addition, Premier will indemnify me or cause me to be indemnified in my capacity as an officer, director or senior manager of any Related Company (as defined in Section 6.2) for which I serve as such, to the fullest extent permitted by the laws of the state of incorporation of such Related Company in effect from time to time, or the certificate of incorporation, by-laws or other corporate governance documents of such Related Company, whichever affords the greater protection to me.  Premier may elect to satisfy its obligations pursuant to this Section 8.6 under insurance policies maintained generally for the benefit of its officers, directors and employees against covered costs, charges and expenses incurred in connection with any action, suit, investigation or proceeding to which I may be made a party by reason of being a director, officer or senior manager of Premier.  In addition, Premier shall provide me with directors’ and officers’ insurance coverage to the same extent as provided to other senior executives of Premier.

8.7                               Governing Law, Forum, Jurisdiction.  I agree that this Agreement shall be governed by the laws of the State of North Carolina, regardless of where I may work for Premier and irrespective of conflict of law principles.  Moreover, any litigation under this Agreement shall be brought by either me or Premier exclusively in Mecklenburg County, North Carolina, notwithstanding that I may not be a resident of North Carolina when the litigation is commenced and/or cannot be served process within North Carolina.  As such, Premier and I irrevocably consent to the jurisdiction of the courts in Mecklenburg County, North Carolina (whether federal or state) for all disputes related to this Agreement and irrevocably consent to service of process via nationally recognized overnight carrier, without limiting other service methods available under applicable law.

8.8                               Entire Agreement, Amendment, Waiver, Assignment.  This Agreement constitutes the entire agreement between me and Premier related to the subject matters contained in it and supersedes all previous agreements related to these subject matters, including but not limited to the Prior Employment Agreement and any offer or position assignment letters between me and Premier.  No amendment or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by me and Premier.  Premier shall have the right to assign or transfer this Agreement to any affiliated entity or successor to all or part of its business, and I irrevocably consent to any such assignment or transfer.  Further, Premier and I agree that Premier may disclose the compensation and other terms of this Agreement: (a) to Premier’s shareholders/owners; and (b) in its proxy statements or other public securities filings as required by law.

[Signature Page Follows]

Agreed to and accepted:

Date:	September 18, 2013	/s/ Wes Champion
Wes Champion

Agreed to and accepted:		PREMIER HEALTHCARE SOLUTIONS, INC.

Date:	September 18, 2013	/s/ Kelli Price
Signature of Authorized Representative

Kelli Price
Name (type or print)

Senior Vice President, People
Title

PREMIER, INC.

Date:	September 18, 2013	/s/ Kelli Price
Signature of Authorized Representative

Kelli Price
Name (type or print)

Senior Vice President, People
Title

Joining this Agreement as a Party solely as a guarantor of Premier Healthcare Solutions, Inc.’s financial obligations hereunder

Annex A:  Section 280G Rules

The following rules shall apply for purposes of determining whether and how the limitations provided under Section 8.4 of this Agreement are applicable to me.

1.                               The “net after-tax benefit” shall mean (i) the Payments (as defined in Section 8.4) which I receive or am then entitled to receive from the Company or a subsidiary or affiliate that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by me with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to me (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

2.                               All determinations under Section 8.4 of this Agreement and this Annex A will be made by an accounting firm or law firm that is selected for this purpose by Premier prior to a Change in Control (the “280G Firm”).  All fees and expenses of the 280G Firm shall be borne by the Company.  Premier will direct the 280G Firm to submit any determination it makes under Section 8.4 of this Agreement and this Annex A and detailed supporting calculations to both me and Premier as soon as reasonably practicable.

3.                               If the 280G Firm determines that one or more reductions are required under Section 8.4 of this Agreement, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and Premier shall pay such reduced amount to me.  The 280G Firm shall make reductions required under Section 8.4 of this Agreement in a manner that maximizes the net after-tax amount payable to me.

4.                               As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this provision, it is possible that amounts will have been paid or distributed to me that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to me (collectively, the “Underpayments”).  If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against Premier or me, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, I must repay the Overpayment amount promptly to Premier, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by me to Premier unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which I am subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code.  If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify me and Premier of that determination, and the Underpayment amount will be paid to me promptly by Premier.

5.        I will provide the 280G Firm access to, and copies of, any books, records and documents in my possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 8.4 of this Agreement.

Annex B:  Equity Participation

I shall be initially awarded / issued, effective as of the Effective Date and provided the conditions outlined in Section 1.5 of this Agreement are met: (1) restricted stock unit award shares; (2) target performance shares of Premier, Inc.’s Class A common stock, with the potential to earn up to 150% of target based on performance; and (3) nonqualified stock options to purchase shares of Premier, Inc.’s Class A common stock, in amounts and according to the general terms consistent with the proposed initial Restructuring equity awards approved by the Premier Healthcare Solutions, Inc. Board of Directors and Premier Plans, LLC Management Committee and Compensation Committee at the meetings held on August 16, 2013 and as described in the corresponding presentation materials.